EXHIBIT 3.2
Amended Certificate of Incorporation of World Wise technologies, Inc.

Certificate of Amendment

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

Name of Corporation:
World Wise Technologies, Inc.

The articles have been amended as follows:

ARTICLE I
NAME AND PURPOSE

The name of the Corporation, hereinafter called the “Corporation” is:

“W2 Energy, Inc.”

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Majority.

4. Effective date of filing (optional): Upon Filing

5. Officer Signature (required): /s/Michael McLaren
Michael McLaren, its President

Filed December 1, 2004
In the Office of Dean Heller
Secretary of State